Exhibit 99.1

Second Quarter 2022 - Earnings Release

FOR IMMEDIATE RELEASE

From:  Roger Dick

           Uwharrie Capital Corp

           704-983-6181

Date:  August 30, 2022

Albemarle - Uwharrie Capital Corp and its subsidiary, Uwharrie Bank, reported consolidated total assets of $991.0 million at June 30, 2022, versus $845.3 million at June 30, 2021.

Net income for the six-month period ended June 30, 2022, was $2.5 million versus $6.2 million for the same period in 2021. For the six months ended June 30, 2022, net income available to common shareholders was $2.2 million, or $0.32 per share, compared to $5.9 million, or $0.82 per share, for June 30, 2021. Net income available to common shareholders takes into consideration the payment of dividends on preferred stock issued by the Company.

Net income for the three-month period ended June 30, 2022, was $1.7 million versus $1.6 million for the same period in 2021. For the three months ended June 30, 2022, net income available to common shareholders was $1.5 million, or $0.22 per share, compared to $1.5 million, or $0.20 per share, for June 30, 2021.

The year-over-year decline in net income as of June 30, 2022 is due to non-recurring earnings during the first six months of 2021. Examples of non-recurring earnings include $1 million of one-time Small Business Administration Paycheck Protection Program income and $991 thousand of one-time bond gains. Further, our region has experienced a historical refinancing boom in the housing sector, which contributed $4.7 million in additional mortgage revenue for 2021.

Contact Roger Dick, Chief Executive Officer at 704-983-6181 for further information.

About Uwharrie Capital Corp

Uwharrie Capital Corp offers a full range of financial solutions through its subsidiaries:  Uwharrie Bank and Uwharrie Investment Advisors. Additional information on Uwharrie Capital Corp may be found at www.Uwharrie.com or by calling 704-982-4415.